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Exhibit 10.9

TRUE RELIGION APPAREL, INC.

BOARD OF DIRECTORS COMPENSATION

        The following table sets forth the Company's current compensation arrangements with its non-employee directors.

Annual Retainer:	$25,000 per calendar quarter ($100,000 annually)
Committee Chairs:	Board Lead Director—Annual Retainer of $100,000 Audit Committee—Annual Retainer of $15,000 Compensation Committee—Annual Retainer of $15,000
Special Committee Service:	$30,000 per month so long as the Company continues to pursue strategic alternatives.
Restricted Stock Grant:	Annual grant of restricted shares with an aggregate market value of $135,000 on the date of grant, to vest in three equal annual installments on the anniversary of the grant date.

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  Exhibit 10.9
TRUE RELIGION APPAREL, INC. BOARD OF DIRECTORS COMPENSATION